Exhibit 99

                  Dillard's, Inc. Reports August Sales Results

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Aug. 31, 2006--Dillard's, Inc. (NYSE:DDS) ("Dillard's" or the "Company") announced today that sales for the four weeks ended August 26, 2006 were $557,345,000 compared to sales for the four weeks ended August 27, 2005 of $566,075,000. Total sales decreased 2% for the four-week period. Sales in comparable stores decreased 1% for the four-week period.
    Sales for the 30 weeks ended August 26, 2006 were $4,083,484,000 compared to sales for the 30 weeks ended August 27, 2005 of $4,063,388,000. Total sales were unchanged on a percentage basis for the 30-week period. Sales in comparable stores increased 1% for the 30-week period.
    During the four weeks ended August 26, 2006, sales were above the average company trend in the Eastern region and consistent with trend in the Western region. Sales were below trend in the Central region.
    During the four weeks ended August 26, 2006, sales of children's apparel, juniors' apparel and decorative home merchandise were significantly below trend.
    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers.
    The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.

    CONTACT: Dillard's Inc., Little Rock
             Investor Relations: Julie J. Bull, 501-376-5965